SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934


                Date of Report (date of earliest event reported):
                                 March 26, 2004


                         Aviation General, Incorporated
             (Exact name of Registrant as specified in its charter)


    Delaware                       0-24795                        73-1547645
  (State  of               (Commission  File  No.)             (IRS  Employer
Incorporation)                                              Identification  No.)


                              7200 NW 63rd Street
                          Hanger 8, Wiley Post Airport
                            Bethany, Oklahoma 73008
          (Address of principal executive offices, including zip code)


                                 (405) 440-2255
              (Registrant's telephone number, including area code)

Item  5.     Other  Events

Aviation General, Incorporated (the "Company") is now current with its SEC filings, having filed Friday, March 26, 2004, its Form 10-KSB for 2002, its Forms 10-QSB for the 1st, 2nd, and 3rd quarters of 2003, and its Form 10-KSB for 2003.

Aviation General, Incorporated (the "Company", "AGI") is a publicly traded holding company (Pink Sheets: AVGE.PK) incorporated under the laws of the State of Delaware as a holding company. The Company has two wholly owned subsidiaries: Commander Aircraft Company ("CAC") and Strategic Jet Services, Inc. ("SJS"). Commander Aircraft Company (www.commanderair.com) manufactures, markets, and provides support services for its line of single engine, high performance Commander aircraft, and consulting, brokerage, and refurbishment services for all types of piston-powered aircraft. Strategic Jet Services, Inc. provides consulting, brokerage, sales, and refurbishment services for jet aircraft.

During the 4th quarter of 2002, SJS discontinued its operations and began the process of dissolving the company, and CAC suspended indefinitely production of new aircraft. Other cost-cutting and overhead reductions were implemented due to the weakness in the Company's business. Management believes this weakness is primarily the result of depressed economic conditions and anxiety over terrorism and war in Iraq, which have had a pronounced, adverse effect on big-ticket, discretionary capital expenditures by businesses and individuals. It ultimately became necessary for Commander Aircraft Company to seek protection under the bankruptcy laws.

As stated in these and previous filings and announcements, on December 27, 2002, Commander Aircraft Company filed a Chapter 11 reorganization petition in United States bankruptcy court for the District of Delaware. Commander Aircraft Company filed a final reorganization plan on July 5, 2003, following the execution of a letter agreement on that same date with Tiger Aircraft, LLC, or affiliate, ("Tiger") to fund the plan. A final stock purchase agreement was entered into with Tiger on November 1, 2003, pursuant to which an amended plan was filed on December 10, 2003. The U. S. bankruptcy court confirmed this plan on December 10, 2003, with the effective date scheduled for on or before March 31, 2004, unless extended by the consent of CAC, AGI, Tiger, the official committee of unsecured creditors, the U. S. Department of Labor, and Nyltiak Investments, LLC. The Company anticipates this date will be extended to June 30, 2004.

The agreement with Tiger resulted after months of negotiations, contact with other potential investors, and legal proceedings pursuant to the bankruptcy process. Since the bankruptcy filing, Tiger has provided CAC with Debtor in Possession financing which has allowed CAC to continue its operations and provide service and support to the fleet of Commander aircraft owners, refurbishment services, parts, and pre-owned aircraft brokerage. CAC expects to resume the production of new aircraft following the consummation of the transaction with Tiger.

Pursuant to the confirmed bankruptcy plan and agreement with Tiger, Tiger will invest approximately $2.8 million in Aviation General, Incorporated in return for an 80% ownership interest in AGI. Approximately $2 million will be used to settle with creditors in accordance with CAC's bankruptcy plan, and the remainder will be used for working capital. Pursuant to the agreement with Tiger, AGI must secure from its shareholders authorization to amend the Company's Certificate of Incorporation to increase the Company's authorized common shares from 20,000,000 shares to 100,000,000 shares. The Company currently has 20,000,000 common shares authorized and approximately 7,000,000 common shares (excluding Treasury stock which will be retired) issued and outstanding. The agreement with Tiger will necessitate the issuance of approximately 28,000,000 new common shares of stock to Tiger, resulting in a total of approximately 35,000,000 shares issued and outstanding.


                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Aviation  General,  Incorporated



                                        By:/s/  WIRT  D.  WALKER  III
                                           -------------------------------------
                                           Wirt  D.  Walker  III
                                           Chairman

Date:  March  31,  2004